Exhibit 99.1
PRESS RELEASE

Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Announces Positive Interim Phase 2a Results for Lead Gout
Drug, RDEA594
86% Response Rate in Gout Patients After Eight Days of Treatment
SAN DIEGO, June 11, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive interim results from an ongoing Phase 2a, proof-of-concept study of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, as well as additional positive results from completed Phase 1 studies of RDEA594 in normal, healthy volunteers. The Phase 1 results, along with additional preclinical data, were presented at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) in Copenhagen, Denmark.
In late April 2009, the Company initiated a placebo- and active-controlled, proof-of-concept study of RDEA594 in gout patients with hyperuricemia (uric acid ≥ 8 mg/dL). This study is now fully enrolled and the majority of the 20 patients have completed the first week of dosing. Patients received RDEA594 200 mg once daily (QD) for the first week, followed by 400 mg QD for the second week. An immediate release (IR) capsule formulation, administered under fed conditions, was used in this study. Of the first 7 patients randomized to RDEA594 to reach 8 days of dosing (first day after dose increased to 400 mg QD), 6, or 86%, were responders, as defined by the achievement of target uric acid concentrations of less than 6 mg/dL. This compares to zero out of 4 patients randomized to placebo and 2 out of 3 patients randomized to a standard dose of allopurinol (300 mg QD) to reach 8 days of dosing. On average, RDEA594-treated patients achieved a 40% reduction in serum urate levels by this early time point. Dosing in this Phase 2a study is expected to be completed in late June 2009, with full results to be presented at an upcoming scientific conference. RDEA594 has been well tolerated in this study, with no serious adverse events and no premature discontinuations due to adverse events.
Results from two completed, randomized, double-blind, placebo-controlled, Phase 1 studies were presented at EULAR that included data from 98 adult male subjects, of which 76 received RDEA594 at doses from 5 mg to 600 mg for 1 to 10 days. Statistically significant, dose-dependent reductions in serum urate of up to 45% were demonstrated in the multiple-ascending-dose study, which evaluated QD doses of RDEA594 100 mg oral solution and 200 and 400 mg IR capsules given fasted or placebo over a 10-day dosing period. Administration of the IR capsule with a standard breakfast, as done in the Phase 2a study, improved the pharmacokinetic profile of the drug and increased the reduction in uric acid compared to fasted conditions. RDEA594 was well tolerated at all dose levels tested, including single doses of an oral solution up to 600 mg, multiple doses of the IR capsules up to 400 mg QD, and multiple doses of an experimental extended-release tablet up to 600 mg QD. Adverse events (AEs) were mild to moderate in severity with no change with increasing dose, and no serious adverse events or discontinuations due to AEs.

“These very encouraging interim data from our Phase 2a study have confirmed the activity and safety of RDEA594 in gout patients and our formulation and dose selections for the upcoming Phase 2b program,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “With the RDEA594 proof-of-concept data now in hand and our recent experience rapidly enrolling gout patients, we look forward to successfully completing major components of our Phase 2b evaluation of RDEA594 as planned in the fourth quarter of 2009.”
“The Phase 1 and interim Phase 2a results are very encouraging and provide a strong basis for moving RDEA594 into larger Phase 2b studies,” commented John S. Sundy, MD, PhD, associate professor of medicine and head of the Section of Allergy and Clinical Immunology in the Division of Pulmonary, Allergy and Critical Care Medicine at Duke University Medical Center and a member of Ardea’s scientific advisory board.
The EULAR posters are available on the Company’s website (http://www.ardeabio.com) under the titles, “Safety, Pharmacokinetics, and Serum Uric Acid Lowering Effect of RDEA594, A Novel Uricosuric Agent, In Healthy Volunteers” and “RDEA594: A Potent URAT1 Inhibitor Without Affecting Other Important Renal Transporters, OAT1 and OAT3”.
About RDEA594
RDEA594 is our lead product candidate for the treatment of hyperuricemia and gout. RDEA594 is an inhibitor of the URAT1 transporter in the kidney, which is responsible for the regulation of uric acid levels. Over 300 people have safely received RDEA594, either by direct administration or through administration of RDEA806, its prodrug.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer, inflammatory diseases and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor that has successfully completed single- and multiple-ascending-dose Phase 1 studies in normal, healthy volunteers and is being evaluated in a Phase 2a proof-of-concept study. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA119 has also been evaluated for potential use in inflammatory diseases in a Phase 1 study in normal healthy volunteers. RDEA806, our lead product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA119, RDEA806, and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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